Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement filed by EQT Corporation pertaining to the Rice Energy Inc. 2014 Long-Term Incentive Plan of our reports dated March 1, 2017, with respect to the consolidated financial statements of Rice Energy Inc., and the effectiveness of internal control over financial reporting of Rice Energy Inc. included in EQT Corporation’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 27, 2017. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-4 (No. 333-219508).

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 13, 2017